UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2010

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

On November 23, 2010, Dr. Douglass Given, 58, was appointed to the Board of Directors of Arrowhead Research Corporation (the “Company”). The Board was expanded by one member, and consists of six members effective with the election of Dr. Given. It is expected that Dr. Given will serve on the Board’s Audit, Nominating and Compensation Committees. Dr. Given is a biotechnology industry executive and investor with extensive experience in founding, operating, and financing companies for the development and commercialization of innovative technologies. Dr. Given has been associated with Bay City Capital LLC, a life science venture capital firm based in San Francisco, California, since 2000, and is currently an Investment Partner. Dr. Given is also Chairman and CEO of Vivaldi Biosciences Inc., a privately-held biotechnology company developing advanced vaccines for prevention of common seasonal influenza (“flu”) and emergent pandemic flu and Chairman of VIA Pharmaceuticals, Inc., a biotechnology company focused on the treatment of cardiovascular and metabolic diseases.

Dr. Given was formerly CEO and a director of NeoRx Corp., Corporate Sr. Vice President and Chief Technology Officer of Mallinckrodt Inc., and CEO and a director of Progenitor Inc. and Mercator Genetics Inc. He held positions as Vice President at Schering Plough Research Institute, Vice President at Monsanto/G.D. Searle Research Laboratories, and Medical Advisor at Lilly Research Laboratories. Dr. Given is also Chairman of the Visiting Committee to the Medical Center, Division of Biological Sciences and the Pritzker School of Medicine at the University of Chicago, a member of the Johns Hopkins Bloomberg School of Public Health Advisory Board, and a member of the International Advisory Council of the Harvard School of Public Health AIDS Initiative. Dr. Given holds an MD with honors and a PhD from the University of Chicago, and an MBA from the Wharton School, University of Pennsylvania. He was a fellow in Internal Medicine and Infectious Diseases at Harvard Medical School and Massachusetts General Hospital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 30, 2010

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Kenneth Myszkowski
Kenneth Myszkowski
Chief Financial Officer